Press Release

For Further Information Contact:

INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766
or investor@riteaid.com	Jody Cook
(717) 731-6566

FOR IMMEDIATE RELEASE

FEDERAL TRADE COMMISSION ACCEPTS CONSENT AGREEMENT,

CLEARING THE WAY FOR RITE AID TO COMPLETE BROOKS ECKERD ACQUISITION ON JUNE 4

Camp Hill, PA (June 1, 2007) - Rite Aid Corporation (NYSE: RAD) announced today that the Federal Trade Commission (FTC) has accepted the proposed consent agreement relating to Rite Aid's acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc. (TSX: PJC.A) In addition, the Hart-Scott-Rodino Act waiting period has expired, thereby permitting the parties to close the transaction. Rite Aid expects to complete the acquisition, which includes approximately 1,850 Brooks and Eckerd stores and six distribution centers, primarily located on the East Coast and in the Mid-Atlantic states, on June 4, 2007.

The terms of the consent order require Rite Aid to divest 23 stores located in the states of Connecticut, Maryland, Maine, New Hampshire, New Jersey, New York, Pennsylvania, Vermont and Virginia within a short period following completion of the acquisition. Rite Aid has entered into definitive agreements to sell all of the stores required to be divested. Those sales have been approved by the FTC, and Rite Aid expects to complete the required divestitures within the prescribed timeframe contained in the consent order.

The consent order will be subject to a 30-day public comment period, after which the FTC may propose modifications before the consent order is made final. However, Rite Aid is not required to delay closing of the acquisition for the comment period.

Rite Aid will enter into state consent orders for the divestitures required by the FTC and for the divestiture of three additional stores in New York, Vermont and Virginia. Finalization of the state decrees is not required for closing.

With the acquisition, Rite Aid will be the largest drugstore chain on the East Coast and will strengthen its position as the third largest U.S. drugstore chain. With more than 5,000 stores, the company will have the scale to compete more effectively with its major drugstore rivals.

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Rite Aid Press Release – page 2

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than

$17.5 billion and approximately 3,330 stores in 27 states and the District of Columbia. Information about

Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other stores personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital and the ability of Rite Aid to consummate the transaction with Jean Coutu Group and realize the benefits of such transaction. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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